SYNERGY MEDIA, INC.
	1995 Stock Option Plan B

	The Board of Directors of Synergy Media, Inc., a Nevada corporation, (the "Company") hereby adopts this 1995 Stock Option Plan B (the "Plan") this 1st day of December, 1995, under which options to acquire stock of the Company may be granted from time to time to employees of the Company or its subsidiaries. In addition, at the discretion of the Board of Directors (the "Board"), options to acquire stock of the Company may from time to time be granted under this Plan to other individuals who contribute to the success of the Company or its subidiaries and are not employees of the Company, all on the terms and conditions set forth herein.

	1.	Purpose of the Plan.   The Plan is intended to aid the Company in
maintaining and developing a management team, attracting qualified officers and employees capable of assisting in the future success of the Company, and rewarding those individuals who have contributed to the success of the Company. It is designed to aid the Company in retaining the services of executives and employees and in attracting new personnel when needed for future operations and growth and to provide such personnel with an incentive to remain employees, but who are perceived by management as having contributed business and operations to the Company. The above aims will be effecuated through the granting of options ("Options") to purchase share of the Company's Common Stock, par value $0.001 per share (the "Stock"), subject to the terms and conditions of this Plan.

 2.	Effective Date.   The Plan shall become effective immediately upon adoption
by the Board.

	3.	Administration of the Plan.   Administration of the Plan shall be
determined by the Board. Subject to compliance with applicable provisions of the governing law, the Board may delegate administration of the Plan or specific administrative duties with respect to the Plan, on such terms and to such committees of the Board as it deems proper. Any Option approved by the Board shall be approved by a majority vote of those members of the Board in attendance at a meeting at which a quorum is present. Any Option approved by a committee desingated by the Board shall be approved as specified by the Board at the time of delegation. The interpretation and construction of the terms of the Plan by the Board or a duly authorized committee shall be final and binding on all participants in the Plan absent a showing of demonstrable error. No member of the Board or duly authorized committee shall be liable for any action taken or determination made in good faith with respect to the Plan.

	4.	Shares of Stock Subject to the Plan.   A total of two million (2,000,000)
shares of Stock may be subject to, or issued pursuant to, Options granted under the terms of this Plan.  Any shares subject to an Option under the
Plan, which Option for any reason expires or is forfeited, terminated or surrendered unexercised as to such shares, shall be added back to the total number of shares reserved for issuance under the terms of this Plan.  If any right to acquire Stock granted under the Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of Stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of the Plan.

	5.	Reservation of Stock Subject to the Plan.  At the time of granting any
Option under the terms of this Plan, there will be reserved for issuance on the exercise of the Option the number of shares of Stock of the Company subject to such Option.  The Company may reserve either authorized but unissued shares or issued shares that have been reacquired by the Company.

	6.	Eligibility.  Options under the Plan may be granted to employees, including officers of the Company or its subsidiaries, as may be existing from time to time, and to other individuals who are not employees of the Company as may be deemed in the Company's best interest by the Board or a duly authorized committee.  Such Options shall be in the amounts, and shall have the rights and be subject to the restrictions determined by the Board or a duly authorized committee, all as may be within the general provisions of this Plan.

	7.	Term of Options and Certain Limitations on Right to Exercise.

		(a)  Each Option shall have the term established by the Board or duly authorized committee at the time the Option is granted, but in no event may an
Option have a term in excess of five (5) years.

		(b)  The term of the Option, once it is granted, may be reduced only as provided for in this Plan under the written provisions of the Option.

		(c)  Unless otherwise specifically provided by the written provisions of the
Option, no holder or his or her legal representative, legatee or distributee will be, or shall be deemed to be a holder of any shares subject to an Option unless and until the holder exercises his or her right to acquire all or a portion of the Stock subject to the Option and delivers the required consideration to the Company in accordance with the terms of this Plan and then only to the extent of the number of shares of Stock acquired, except as specifically provided by the written provisions of the Option, no adjustment to the exercise price or the number of shares of Stock subject to the Option shall be made for dividends or other rights for which the record date is prior to the date the Stock subject to the Option is acquired by the holder.

		(d)  Options under the Plan shall vest and become exercisable at such time or times and on such terms as the Board or a duly authorized committee shall determine at the time of the grant of the Option.

		(e)  Options under the Plan shall contain such provisions, including without limitation, further restrictions on the vesting and exercise of the Option, as the Board or a duly authorized committee shall deem advisable.

		(f)  In no event may an option be exercised after the expiration of its term.

	8.	Exercise Price.  The exercise price of each Option issued under the Plan shall be determined by the Board or a duly authorized committee on the date it is granted.

	9.	Payment of Exercise Price.  The exercise of any Option shall be contingent on receipt by the Company of cash, certified bank check to its order or other consideration acceptable to the Company; provided that at the discretion of the Board or a duly authorized committee, the written provisions of the
Option may provide that payment can be made in whole or in part in shares of
Stock of the Company, which Stock shall be valued at its then fair market value as determined by the Board or a duly authorized committee, or by the surrender or cancellation of other rights to Stock of the Company.  Any consideration approved by the Board or a duly authorized committee, that calls for the payment of the exercise price over a period of more than one year shall provide for interest, which shall not be included as part of the exercise price, that is equal to or exceeds the imputed interest provided for in Section 483 of the Code or any amendment or successor section of like tenor.

	10.	Withholding.  If the grant or exercise of an Option pursuant to this Plan is subject to withholding or other trust fund payment requirements of the Code or applicable state or local laws, such requirements may at the discretion of the Board or a duly authorized committee and to the extent permitted by the terms of the Option and the then governing provisions of the Code and the
Exchange Act, be met (i) by the holder of the Option either delivering shares of Stock or canceling Options or other rights to acquire Stock with a fair market value equal to such requirements;  (ii) by the Company withholding shares of Stock subject to the Option with a fair market value equal to such requirements; or (iii) by the Company making such withholding or other trust fund payment and the Option holder reimbursing the Company such amount paid within 10 days after written demand therefor from the Company.

	11.	Adjustments.  In the event that the number of shares of Stock the Company has issued and outstanding is increased pursuant to a stock split or a stock dividend, the number of shares of Stock then covered by each outstanding Option granted hereunder shall be increased proportionately, with no increase in the total purchase price of the shares then so covered, the number of shares of
Stock subject to the Plan shall also be increased by the same proportion.  In the event the number of shares of Stock the shares of Stock then covered by each outstanding Option granted hereunder shall be reduced proportionately, with no reduction in the total purchase price of the shares then so covered, and the number of shares of Stock subject to the Plan shall be reduced by the same proportion.  In the event the Company should transfer assets to another corporation and distribute the stock of such other corporation without the surrender of Company Stock, and if such distribution is not taxable as a dividend and no gain or loss is recognized by reason of Section
355 of the Code or any amendment or successor statute of like tenor, then the total purchase price of the Stock covered by each outstanding Option shall be reduced by an amount that bears the same ratio to the total purchase price then in effect as the market value of the stock distributed in respect of a share of Company Stock, immediately following the distribution, bears to the aggregate of the market value at such time of a share of Company
Stock plus the stock distributed in respect thereof.  In the event the
Company distributes the stock of a subsidiary to its shareholder, makes a distribution of a major portion of its assets, or otherwise distributes significant portion of the value of its issued and outstanding Stock to its shareholder, the number of shares then subject to each outstanding Option and the Plan, or the exercise price of each outstanding Option, may be adjusted in the reasonable discretion of the Board or duly authorized committee.  All such adjustments shall be made by the Board or a duly authorized committee, whose determination upon the same, absent demonstrable error, shall be final and binding on all participants under the Plan.  No fractional shares shall be issued, and any fractional shares resulting from the computations pusuant to this section shall be eliminated from the respctive Option.  No adjustment shall be made for cash dividends, for the issuance to stockholders of rights to subscribe for additional Stock or other securities.

	12.	Options to Foreign Nationals.  The Board or a duly authorized committee may, in order to fulfill the purposes of this Plan and without amending the
Plan, grant Options to foreign nationals or individuals residing in foreign countries that contain provisions, restrictions and limitations different from those set forth in this Plan and the Options made to United States residents in order to recognize differences among the countries in law, tax policy and custom.  Such grants shall be made in an attempt to provide such individuals with essentially the same benefits as contemplated by a grant to United States residents under the terms of this Plan.

	13.	Assignment.  No option granted under this Plan shall be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code.  Except as permitted by the foregoing, each Option granted under the Plan and the rights and privileges thereby conferred shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.  On any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right or privilege conferred thereby, contrary to the provisions thereof, or on the levy of any attachment or similar process on such rights and privileges, the
Option and such rights and privileges shall immediately become null and void.

	14.	Effect of Termination of Employment.  In the event that any holder is terminated or resigns from his or her position with the Company or a subsidiary within six months of the grant of an award, and unexercised portion of such
Option shall immediately become null and void and such holder shall have no further rights thereunder.  In the event that any officer or employee of the
Company or a subsidiary is terminated at any time for, in the determination of the Board or a duly authorized committee, gross negligence in the performance of his or her duties, substantial failure to meet written standards established by the Company for the performance of his or her duties, criminal misconduct or willful or gross misconduct in the performance of his or her duties, the Board or a duly authorized committee may cancel any and all rights such individual may have in the unexercised portion of any
Option held at the time of termination. The Board or a duly authorized committee may, at the time of the grant of the Option, establish any other restrictions on the exercise of such Option subsequent to the termination or resignation of any individual who deems it appropriate.  The foregoing paragraph shall not apply to consultants who are issued options.

	15.	Listing and Registration of Shares.  Each Option shall be subject to the requirements that if at any time the Board shall determine, in its sole discretion, that it is necessary or desirable to list register or qualify the shares covered thereby on any securities exchange or under any state or federal law, or obtain the consent or approval of any governmental agency or regulatory body as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and untilsuch listing, reistration, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

	16.	Expiration and Termination of the Plan.  The Plan may be abandoned or terminated at any time by the Board or a duly authorized committee except with respect to any Options then outstanding under the Plan.  The Plan shall otherwise terminate on the earlier of the date that is;  (i) ten years after the date the Plan is adopted by the Board;  or (ii) ten years after the date the Plan is approved by the shareholders of the Company.

	17.	Form of Options.  Options granted under the Plan shall be represented by a written agreement which shall be executed by the Company and the holder and which shall contain such terms and conditions as may be determined by the Board or a duly authorized committee and permitted under the terms of this Plan.

	18.	No Right of Employment.  Nothing contained in this Plan or an Option awarded pursuant to this Plan shall be construed as conferring upon a director, officer or employee any right to continue or remain as a director, officer or employee of the Company or its subsidiaries.

	19.	Amendment of the Plan.  This Plan may not be amended more that once during any six month period, other than to comport with changes in the Code or the
Employee Retirement Income Security Act or the rules and regulations promulgated thereunder.  Subject to the foregoing and any limitations, the
Board or a duly authorized committee may modify and amend this Plan in any respect.